Confidential

LETTER OF INTENT

June 30, 2003

To:
XML-Global Technologies, Inc.
C/O 1818 Cornwall Avenue - Suite 22
Vancouver, British Columbia
V6J 1C7

From:

Xenos Group Inc.
95 Mural Street, Suite 201
Richmond Hill, Ontario
L4B 3G2

The purpose of this Letter of Intent is as follows:
*

To summarize the basic elements of the proposed transaction to be evidenced by a final binding Definitive Agreement in form mutually satisfactory to the parties and executed on or before closing and subject to the laws of Ontario and the laws of Canada.

*	To set forth, generally, the rights and obligations of the parties.
To provide a framework for the steps preceding and relating to the closing of the proposed transaction; and
*	To specify the nature and content of the documents to be signed at the closing.

Except for the provisions of paragraph 13 below, nothing in this letter of intent is a binding legal obligation to either party

Xenos Group Inc. (Xenos) shall acquire from XML-Global Technologies, Inc. (XML Global) (i) all of the outstanding common shares of (representing one hundred percent (100%) of the issued and outstanding share capital of the company) Xtract Informatics Inc. (XML Canada), a British Columbia corporation which is the operating entity and (ii) all of the Intellectual Property Rights, Source Code, Documentation, Trademarks and Patents relating to the Software owned by XML Global and XML Canada ( Collectively "XML") (including but not limited to GoXML Transform, GoXML Registry, GoXML Messaging) on the following terms and conditions, and subject to Board approval, completion of due diligence and execution of a binding Definitive Agreement including material contracts listed on schedule "A". For greater clarity, Xenos acquires all of the operating assets of XML and shall assume trade accounts payable, operating leases and other ongoing employment obligations (See "Employment Agreements" below). The principal assets would be all the intellectual property of XML Global and the shares and business assets of XML Canada. XML Global would be responsible and hold Xenos harmless from claims arising from possible litigation exposure, income taxes payable and non-trade payables such as severance or any deferred compensation obligations. The parties may change the structure of the transaction to minimize taxes payable in respect of the transaction.
1.

The financial statements of XML Global and XML Canada shall be prepared as of June 30, 2003 and shall be true and accurate and disclose all material obligations of XML. There shall be no material adverse change from the statement date to the closing date. At closing, XML Canada shall have liquid assets equal to its current liabilities or any negative balance shall be deducted from the cash otherwise payable.

2.	There shall be no material deterioration of the business prospects of XML for the period prior to closing from those projected in the financial projections attached as schedule "B"
3.	XML shall have full and proper legal title to its Intellectual Property.
4.

The XML Canada entity shall have paid or made provision for all income taxes payable, non-trade payables such as severance, any deferred compensation obligations or any other non-operating obligations so that only the operating assets and operating liabilities shall be assumed by Xenos.

5.

Global and Xenos will execute a satisfactory indemnity agreement in favor of Xenos relating to any litigation exposure regarding the Intellectual Property and XML Canada for events occurring prior to the closing, provided that such litigation commences within 12 months of the transaction closing.

6

Garry Kupecz, Liang (Jack) Wang, Kai Xu, Hai Bo Fan and Jianwen Zhang and all other employees (see schedule "C") will each execute a suitable employment agreement with Xenos, which will supercede all previous agreements including, but not limited to, the "Developers Agreement" dated April 2003 and the employment contract of Garry Kupecz dated May 28, 2003.

7

XML Global will receive for the aforementioned items, a) US $1,250,000 cash in the aggregate; provided that with the written consent of Xenos the escrowed shares can be disposed of and the escrow lifted b) 1,000,000 escrowed common shares of Xenos in the aggregate; and c) a price guarantee on the TSX market value of the shares of Xenos of C$3.50 after twelve months. The price guarantee shall entitle XML Global to a one-time cash payment equal to the amount, if any, by which the 20 trading day average closing share price of Xenos shares prior to the one year anniversary of the closing of this transaction is less than C$3.50 multiplied by one million, being the number of shares tendered in this transaction. However, the share price difference under the price guarantee shall in no event exceed the difference between C$3.50 and the current TSX market price which shall be designated as C$2.16. Therefore, the maximum one-time payment shall be C$1.34 million. The price guarantee shall be null and void if there is a material misrepresentation by XML Global in any of the closing document or the Definitive Agreement. The 1,000,000 shares will be placed in escrow for the one year period (the Escrow Period) and during that time XML Global and any of its subsidiaries shall not directly or indirectly sell or cause to be sold any shares of Xenos. For greater clarity, the price guarantee shall become completely null and void should it be established that XML Global or any of its subsidiaries sold shares during the one year period and therefore contributed towards a greater one-time payment under the formula than might otherwise have been the result. The shares shall be released from escrow following the Escrow Period and satisfactory determination of the price guarantee payment required, if any. It is the intent of the parties that Paradigm Group (including Paradigm Group II, LLC and Paradigm Millennium Fund, LP) will enter into an agreement such that Paradigm Group and its related parties will not sell shares of Xenos in the Escrow Period. Xenos and its insiders will not purchase shares of Xenos Group Inc. in the market during the final 30 days of the Escrow Period.

8

Prior to completion of formal documents Xenos shall complete a technical due diligence of the product source code and related documentation. Xenos will also complete a financial due diligence on the affairs of XML Canada (and XML Global where applicable) to confirm its current financial status and that all applicable US and Canadian state, provincial and federal sales and income taxes have been accounted for and paid. (Any overdue taxes or related penalties relating to prior years will reduce the amount of the cash consideration paid on closing.)

9

It is contemplated that XML Global shall provide Xenos with a directors' resolution approving the transaction (subject to shareholder and regulatory approval) and confirmation that a number of shares sufficient to complete the transaction shall be voted to confirm the transaction. It is the parties' intent that these documents will be delivered to Xenos by no later than July __, 2003.

10

Following approval by the Boards of XML Global and Xenos, the parties shall make an appropriate mutually agreed joint public announcement . Xenos and XML Global shall make all reasonable efforts to expedite the closing of the transaction at the earliest date feasible, including holding a shareholders' meeting to approve the transaction as soon as possible. In this regards both parties will provide full and timely co-operation in the preparation of a fairness opinion or any similar materials needed to complete this transaction.

11

XML Global shall be responsible for all vendor costs of the transaction including regulatory, shareholder or other approvals as required. Xenos shall be responsible for all purchaser costs including due diligence and other transaction costs.

12	The Closing of this transaction will be scheduled for on or before September 30, 2003 in the Richmond Hill offices of the Xenos Group Inc.
13

Until the earlier of (i)July 31,2003, or (ii)the execution of a Definitive Agreement and provided that this Letter of Intent shall not have been terminated by written notice by either party to the other, XML shall not without the consent of Xenos, offer, either directly or indirectly, or solicit, discuss, negotiate or consummate, or in any other way facilitate, either directly or indirectly, a share exchange, business acquisition, or sale of assets not in the ordinary course of business or other business combination with any other person, firm or entity.

The Parties confirm the contents of this letter of intent and agree to proceed diligently to the closing of this intended transaction.
XENOS GROUP INC.
Per:__________________________
Stuart Butts, Chairman and CEO
Signed and accepted by XML-Global Technologies Inc.
Prior to July 7, 2003	XML-GLOBAL TECHNOLOGIES, INC
Date:__________________________	_________________________________
Peter Shandro, Chairman

Appendix A
Material Agreements
1.	Agreement dated May 18, 2001, between XML Technologies, Inc. and iWay Software, an Information Builders Company governing iWay's rights to GoXML Transform.
2.	Termination Agreement and Mutual General Release dated May __ between XML_Technologies, Inc., XML-Global Technologies, Inc., Information Builders Inc. and iWay Software.
3.

Agreement dated April 17, 2003 between Duane Nickull and Matt MacKenzie, doing business as "Yellow Dragon Software" and XML Global Technologies, Inc. permitting Yellow Dragon to acquire certain intellectual property rights to GoXML Registry.

4.

Agreement dated April 17, 2003 between Duane Nickull and Matt MacKenzie, doing business as "Yellow Dragon Software" and XML Global Technologies, Inc. permitting Yellow Dragon to acquire certain intellectual property rights to GoXML Messaging.

5.

Agreement dated April 14, 2003 between Liang Wang, Kai Xu, Hai Bo Fan, Jianwen Zhang (the "Developers" and XML Global Technologies, Inc. and its wholly-owned subsidiary Xtract Informatics, Inc. assigning certain transformation technology to XML.

6.	Agreement dated April 14, 2003 the Developers and Xtract Informatics, Inc. governing the Developers' employment.
7.	Amendment A, dated May 15, 2003, to the April 14 employment agreement with the Developers.
8.	Letter agreement dated May 28, 2003 between Xtract Informatics Inc. and Garry Kupecz concerning Mr. Kupecz' employment terms.
9.	Joint Venture Technology Agreement between XML-Global Technologies, Inc., Gnosis, Inc. and David R. R. Webber dated as of November 18, 1999
10.	Consulting Agreement between Data Xchg, Inc. and David Webber
11.	License Agreement between DataXchg, Inc. and XML-Global Technologies, Inc.
12.	Agreement between << GSA >> and XML-Technologies, Inc. dated _____. This agreement is being transferred to Xtract Informatics, Inc.
13.	Lease agreement dated __ in respect of XML Canada's office premises.
14.	Agreement between Telus and Xtract Informatics Inc. governing Internet bandwidth.
15.	Agreement dated __ between John Allen and XML-Technologies, Inc.
16.	Sales Compensation Agreement dated April 23rd, 2003, between XML-Global Technologies, Inc. and K&I International Co., Ltd.

Appendix B
Financial Projections

Appendix C
List of Employees
Name	Position
Garry Kupecz	Chief Operating Officer
Kai Xu	Director of Engineering
Liang Want	Director of Technology
Hai bBo Fan	Senior Software Developer
Patrick Tan	Customer Support
Jiamen Zhang	Pending hire
Jeremy Gow	Senior Account Executive
Colin Briggs	Senior Account Executive